                                                                     EXHIBIT 4.1


                  CERTIFICATE OF DESIGNATION SETTING FORTH THE
                     VOTING POWER, PREFERENCES AND RELATIVE,
                           PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                         AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS
                                     OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                        SPANISH BROADCASTING SYSTEM, INC.

                             Pursuant to Section 151
                         of the General Corporation Law
                            of the State of Delaware

      Spanish Broadcasting System, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Third Amended and Restated Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, on September 28, 2004 duly approved and adopted the following resolution (the "Resolution"):

      WHEREAS, the Board of Directors of the Company is authorized by its Certificate of Incorporation to issue up to one million (1,000,000) shares of preferred stock in one or more series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the series and the qualifications, limitations or restrictions thereof; and

      WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock, classes of such series of preferred stock and the number of shares constituting such classes;

      NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                      /s/ Raul Alarcon, Jr.
                                      ---------------------------------
                                      Name:  Raul Alarcon, Jr.
                                      Title: Chairman of the Board of Directors,
                                             Chief Executive Officer and
                                             President

ATTEST:

/s/ Joseph A. Garcia
---------------------------------
Name:  Joseph A. Garcia
Title: Executive Vice President,
       Chief Financial Officer and
       Secretary

                                     ANNEX A

                      SERIES C CONVERTIBLE PREFERRED STOCK

      The powers, designations, preferences and relative, participating, optional or other rights of the Series C Convertible Preferred Stock of Spanish Broadcasting System, Inc. (the "Company") are as follows:

1.    DESIGNATION AND AMOUNT.

      (a) There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Series C Convertible Preferred Stock." The number of shares constituting such series shall be 600,000 shares, par value $0.01 per share, and are referred to as the "Series C Preferred Stock."

      (b) Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock; provided that any issuance of such shares as Series C Preferred Stock must be in compliance with the terms hereof.

2.    CERTAIN DEFINITIONS.

            Unless the context otherwise requires, the terms defined in this
      Section 2 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

            "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of at least 10% of the Voting Stock of a Person shall be deemed to be control and (b) for purposes of the "Transactions with Affiliates" covenant contained in Section 9(b), for so long as Pablo Raul Alarcon, Sr. or Raul Alarcon, Jr. are directors, officers or stockholders of the Company, they, their respective spouses, lineal descendants and any Person controlled by any of them shall be Affiliates of the Company and its Subsidiaries.

            "Affiliate Transaction" has the meaning set forth in Section 9(b).

            "Board" or "Board of Directors" shall mean the Board of Directors of the Company as from time to time constituted.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any conversion or payment shall be required by the terms hereof to be made on a day that is not a Business Day, such conversion or payment shall be made on the immediately succeeding Business Day.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Certificate of Designation" means this Certificate of Designation setting forth the voting power, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the Series C Preferred Stock.

            "Certificate of Incorporation" means the Company's Third Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

            "Class A Common Stock" means the shares of Class A Common Stock, par value $0.0001 per share, of the Company.

            "Class B Common Stock" means the shares of Class B Common Stock, par value $0.0001 per share, of the Company.

            "Common Stock" means the Class A Common Stock and Class B Common Stock and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

            "Communications Act" means the Communications Act of 1934, as amended.

            "Conversion Date" has the meaning set forth in Section 6(a)(iii).

            "Conversion Notice" has the meaning set forth in Section 6(b)(i).

            "DGCL" means the Delaware General Corporation Law.

            "Equity Securities" shall mean shares of Common Stock and all other securities of the Company which may be convertible into, exchangeable for, exercisable for or issued in exchange for or in respect of, shares of Common Stock.

            "Excluded Group" has the meaning set forth in Section 8(f).

            "Excluded Issuances" means (i) issuances of options, warrants, subscription rights or other rights to acquire Equity Securities granted to the Company's employees, officers, directors, consultants or advisors under bona fide employee benefit plans or stock option plans adopted by the Board of Directors; (ii) issuances of up to 250,000 shares of Class A Common Stock upon the exercise of options previously granted to Arnold Sheiffer; (iii) issuances of up to 2,700,000 shares of Class A Common Stock upon the exercise of warrants previously granted to the International Church of the FourSquare Gospel; (iv) shares of Class A Common Stock issued upon conversion of the Series C Preferred Stock or the exercise of the Warrant; (v) Equity Securities or other capital stock issued as consideration for any acquisition of an entity, a business, line of business or significant asset; (vi) Common Stock or other Equity Securities issued pursuant to any public offering approved by a majority of the Board of Directors; or (vii) shares of Common Stock, preferred stock or other Equity Securities issued as a stock dividend or upon a subdivision of Equity Securities.

            "FCC" means the United States Federal Communications Commission.

            "Holder" means a holder in whose name a share of Series C Preferred Stock is registered.

            "Issue Date" means [date of the Merger].

            "Junior Securities" means all classes of common stock of the Company and to each other class of Capital Stock or series of preferred stock of the Company created after the Issue Date by the Board of Directors of the Company the terms of which do not expressly provide that it ranks on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company.

            "Material Adverse Effect" means a material adverse effect on the business, assets, operations or financial or other condition of the Company and the Company Subsidiaries taken as a whole.

            "Merger Agreement" means the merger agreement dated as of October ___, 2004, by and among, Infinity Media Corporation, Infinity Broadcasting Corporation of San Francisco, the Company and SBS Bay Area, LLC.

            "Minimum Investment" means 5,700,000 shares of Class A Common Stock, including for this purpose Class A Common Stock issuable upon the conversion of any Series C Preferred Stock beneficially owned by the Holders, which may include Series C Preferred Stock, if any, outstanding following exercise of the Warrant.

            "Parity Securities" has the meaning set forth in Section 3.

            "Permitted Business" means the broadcast radio and television business, including cable television and any activity reasonably incidental thereto.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of such entity, subdivision or business).

            "Preemptive Offer" has the meaning set forth in Section 8(a).

            "Preemptive Offer Acceptance Notice" has the meaning set forth in
      Section 8(c).

            "Preemptive Offer Period" has the meaning set forth in Section 8(b).

            "Refused Equity Securities" has the meaning set forth in Section
      8(d).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, or any similar successor statute and the rules and regulations thereunder.

            "Series A Preferred Stock" means the Company's 10 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share.

            "Series B Preferred Stock" means the Company's 10 3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share.

            "Series C Preferred Stock" has the meaning set forth in Section
      1(a).

            "Stockholder Agreement" has the meaning set forth in the Merger Agreement.

            "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

            "Transfer" means, with respect to any shares of Capital Stock, any direct or indirect sale, assignment, pledge, offer or other transfer or disposal of any interest in such Capital Stock.

            "Transfer Notice" has the meaning set forth in Section 6(a).

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Warrant" has the meaning set forth in the Merger Agreement.

            "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

3.    RANKING.

            The Series C Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) subordinate to the Series A Preferred Stock and the Series B Preferred Stock; and (ii) subject to certain conditions described below, on a parity with the Common Stock and each other class or series of capital stock created after the Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities").

4.    MANDATORY DIVIDENDS.

            If the Board of Directors declares and pays a dividend in respect of any Common Stock, then the Board of Directors shall declare and pay to the Holders of the Series C Preferred Stock a mandatory dividend in an amount per share of Series C Preferred Stock equal to the number of shares of Common Stock into which the Series C Preferred Stock is convertible on the record date established by the Board of Directors or under applicable law for such dividend multiplied by the per share amount declared and paid in respect of each share of Common Stock.

5.    DISSOLUTION.

            (a) In the event of the liquidation, dissolution or winding up of the Company occurring prior to December 23, 2008, the Holders of the Series C Preferred Stock shall be entitled to receive out of assets of the Company available for distribution to stockholders of the Company, prior and in preference to any distribution to the holders of any Junior Stock, an amount per share equal to $0.01.

            (b) After the distribution described in (a) above is made, if any, the Holders of the Series C Preferred Stock shall be entitled to participate in the distribution of any amounts available for distribution to the holders of the Common Stock in a per share amount equal to the number of shares of Common Stock into which the Series C Preferred Stock is convertible on the record date established by the Board of Directors or under applicable law for such distribution multiplied by the per share amount paid in respect of each share of Common Stock.

6.    TRANSFER AND CONVERSION.

            Shares of Series C Preferred Stock may be converted into shares of Class A Common Stock, on the terms and conditions set forth in this
      Section 6.

      (a)   Transfers.

            (i) The Holders of Series C Preferred Stock may not Transfer the shares of Series C Preferred Stock to any Person, other than to an Affiliate, unless the Holder making such Transfer has given the Company written notice of such Holder's intent to Transfer five trading days (or such shorter period as the Company may determine in its sole discretion) prior to such Transfer (the "Transfer Notice"). The Transfer Notice shall be substantially in the form attached hereto as Exhibit A. Any Transfer in violation of this Section 6(a), including, without limitation, the failure to submit a Transfer Notice within the specified time to the Company, shall be null and void.

            (ii) Upon the Transfer of the shares of the Series C Preferred Stock in accordance with Section 6(a)(i) above to any Person other than an Affiliate of a Holder, every share of Series C Preferred Stock so transferred shall automatically convert into twenty fully paid and non-assessable shares of Class A Common Stock (such number of shares subject to adjustment pursuant to Section 6(g) below).

            (iii) Shares of Series C Preferred Stock Transferred to any Person,
                  other than to an Affiliate of the Holders, shall be deemed converted without further action into shares of Class A Common Stock immediately prior to the close of business on the day (the "Conversion Date"). Immediately prior to the close of business on the Conversion Date, the rights of the holders of such shares of Series C Preferred Stock so transferred as a Holder shall cease, and the Person or Persons entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock as and after such time.

      (b)   Optional Conversion.

            (i) At the option of the Holders, each share of Series C Preferred Stock held by the Holders shall convert into twenty fully paid and non-assessable shares of Class A Common Stock (such number of shares subject to adjustment pursuant to Section 6(g) below), on the later of (A) the date specified in a written notice delivered to the Company stating that such Holder desires to convert shares of Series C Preferred Stock then outstanding (the "Conversion Notice"), which date must be at least five trading days following delivery of the Conversion Notice unless otherwise determined by the Company in its sole discretion, and (B) the date upon which such converting Holder surrenders such shares of Series C Preferred Stock which such Holder desires to convert, all in accordance with Section 6(b)(ii) below.

            (ii) In order to convert shares of Series C Preferred Stock into Class A Common Stock pursuant to paragraph 6(b)(i) above, the Holders shall:

                  (1) surrender the certificate or certificates evidencing such of the Holders shares of Series C Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Company or any transfer agent for the Series C Preferred Stock, and

                  (2) shall give the Conversion Notice to the Company at such office of the election to convert the same and shall state therein the name or names in which the Holders wishes the certificate or certificates for Class A Common Stock to be issued. As soon as practicable thereafter, the Company shall issue and deliver at such office to the Holders or their respective transferee, certificates for the number of whole shares of Class A Common Stock to which such Holders shall be entitled. The Conversion Notice shall be substantially in the form attached hereto as Exhibit B.

      (c) Effect of Conversion. Upon the conversion of the Series C Preferred Stock pursuant to this Section 6, the shares of Series C Preferred Stock shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Class A Common Stock as may be issuable on an as converted basis upon such conversion upon compliance with the requirements of this Section 6; provided, however, that the Holders of Series C Preferred Stock as of any record date for the payment of all declared but unpaid dividends, if any, on any shares of Series C Preferred Stock shall be paid, out of any assets at the time legally available therefor, upon conversion of such shares of Series C Preferred Stock into shares of Class A Common Stock, but shall not be paid any amounts in respect of the Class A Common Stock into which it has been or will be converted.

      (d) Fractions of Shares. No fractional shares of Class A Common Stock shall be issued by the Company. In lieu thereof, the Company shall pay in cash the fair market value of such fractional share as determined in good faith by the Board of Directors. Such conversion shall be deemed to have been made as of the date of the Conversion Notice and such surrender of the Series C Preferred Stock to be converted, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on said date.

      (e) Adjustments. If the Company at any time (i) subdivides the outstanding Common Stock or (ii) issues a stock dividend on its outstanding Common Stock, the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend. If the Company at any time combines its outstanding Common Stock, the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination. All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

      (f) Reorganization. In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Company is not the continuing or surviving entity) or any reclassification of the Common Stock, the Series C Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock deliverable upon conversion of the Series C Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights, preferences and powers thereafter of the Holders of Series C Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

      (g) Authorized Shares. The Company shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of Series C Preferred Stock, the full number of shares of Class A Common Stock deliverable from time to time upon the conversion of all shares of Series C Preferred Stock from time to time outstanding. The Company shall from time to time (subject to obtaining necessary Board of Directors and stockholder approvals), in accordance with the laws of the State of Delaware, increase the authorized amount of its Class A Common Stock if at any time the authorized number of shares of Class A Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series C Preferred Stock at the time outstanding.

7.    VOTING AND CORPORATE ACTIONS.

      (a)   Voting Rights and Powers.

            (i) The Holders of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such shares of Series C Preferred Stock could be converted on the record date for the vote or consent of stockholders or, if no record date is established, at the date such vote is taken or any consent of stockholders solicited, and shall have voting rights and powers equal to the voting rights and powers of the Class A Common Stock on an as-converted basis on all matters brought before the stockholders of the Company.

            (ii) The Holders of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Company's by-laws and applicable law and shall vote together with holders of the Common Stock as a single class upon any and all matters submitted to a vote of stockholders, except those matters required by law or this Certificate of Designation to be submitted to a class vote.

            (iii) Notwithstanding the foregoing, any Holder of the shares of the
                  Series C Preferred Stock may deliver to the Company a notice requesting termination of the voting rights provided in
                  Section 6(a)(i) and (ii) of this Certificate of Designation, except voting rights on those matters required by law or this Certificate of Designation to be submitted to a class vote. Immediately following receipt of such notice, the Holders of shares of Series C Preferred Stock shall have no voting rights, except as required by Delaware law and as hereinafter provided.

      (b) Approval of Certain Corporate Actions. Without the prior approval of the Holders, an amendment to the Certificate of Incorporation or this Certificate of Designation may not:

            (i)   amend this Certificate of Designation;

            (ii) alter or change the voting rights or powers of the Series C Preferred Stock or reduce the number of shares of Series C Preferred Stock whose holders must approve any such amendment;

            (iii) adversely affect the preferences, powers or rights of the
                  Holders of Series C Preferred Stock;

            (iv) increase or decrease the number of authorized shares of the Company designated as Series C Preferred Stock; or

            (v)   amend Section 5.4 of the Certificate of Incorporation.

      (c) Limitation on Lines of Business. So long as the Holders of Series C Preferred Stock beneficially own the Minimum Investment, the Company shall not, without the prior approval of the Holders, enter into or conduct any business, either directly or through any Subsidiary, except for Permitted Businesses.

8.    PREEMPTIVE RIGHTS

      (a) Preemptive Right. Each Holder of the shares of Series C Preferred Stock shall have the right to purchase its pro rata share (as set forth below) of Equity Securities (the

            "Preemptive Offer") which the Company may, from time to time, propose to sell and issue (subject to such requirements and restrictions imposed by the Securities Act of 1933, as amended, and state securities laws and to the actual issuance of the Equity Securities) after the Issue Date, other than Excluded Issuances. For purposes of this Section 8(a), the Holders pro rata share shall be the amount of such Equity Securities obtained by applying the following ratio against the total number of such Equity Securities to be offered by the Company: (i) the number of shares of the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock or the exercise of outstanding Equity Securities held by the Holders, including the Series C Preferred Stock issued pursuant to the Warrant) of which the Holder is deemed to be a holder immediately prior to the issuance of such Equity Securities, to (ii) the total number of shares of Common Stock issued and outstanding (including all shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock or the exercise of outstanding Equity Securities held by the Holders, including the Series C Preferred Stock issued pursuant to the Warrant) immediately prior to the issuance of the Equity Securities, determined on a fully diluted basis after giving effect to the exercise in full of then outstanding options and warrants and the conversion of all securities convertible into shares of Common Stock.

      (b) Notice of Preemptive Offer. In the event the Company proposes to undertake an issuance of Equity Securities, it shall give the Holders of Series C Preferred Stock written notice of its intention, describing the type of Equity Securities and the price and the terms upon which the Company proposes to issue the same. The Preemptive Offer shall by its terms remain open and irrevocable for a period of five Business Days from the date it is received from the Company (the "Preemptive Offer Period").

      (c) Preemptive Offer Acceptance. The Holders of Series C Preferred Stock shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Company (a "Preemptive Offer Acceptance Notice"), to purchase its pro rata share of Equity Securities. The Company shall notify the Holders within five days following the expiration of the Preemptive Offer Period of the number or amount of the Holders pro rata share of Equity Securities it has subscribed to purchase.

      (d) Offer of Refused Equity Securities. If the Preemptive Offer Acceptance Notice is not given by the Holders of Series C Preferred Stock for all of their pro rata share of Equity Securities, the Company shall have 180 days from the expiration of the Preemptive Offer Period to sell all or any part of such Holders pro rata share of Equity Securities as to which the Preemptive Offer Acceptances Notice has not been given by the Holders (the "Refused Equity Securities") to any other Persons upon the terms and conditions including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Company than those set forth in the Preemptive Offer.

      (e) Closing. Upon the closing of the sale to such other Persons of all the Equity Securities, the Holders of Series C Preferred Stock shall purchase from the Company, and the Company shall sell to the Holders, the pro rata share of Equity Securities with respect to which the Preemptive Offer Acceptance Notice was delivered by the Holders, at the same terms specified in the Preemptive Offer.

      (f) Emergency Funding. If the Company determines in good faith that the delay occasioned by complying with the procedures contemplated by this Section 8 would be prejudicial to the Company or its financial condition or business and operations, then the Company may before delivering the Preemptive Offer or after delivering the Preemptive Offer (but before observing the time periods and other procedures set forth in this Section 8), issue or sell all of the Equity Securities. If the Company elects to issue Equity Securities under this Section 8 before it delivers a Preemptive Offer, then the Company shall deliver the Preemptive Offer to the Holders of Series C Preferred Stock to which it has not so issued or sold Equity Securities (the "Excluded Group") no later than five Business Days after the date on which such Equity Securities are issued or sold to the Holders. If the Excluded Group delivers a Preemptive Offer Acceptance Notice within 10 Business Days and the Company has issued or sold the Equity Securities to a Person but not to the Holders, then the Company shall issue or sell such number of pro rata shares of Equity Securities as the participating members of the Excluded Group would have been entitled had the Preemptive Offer been made and accepted by such member of the Excluded Group in accordance with Sections 8(a) through (d) as promptly as practicable, but in no event later than five Business Days following the date of delivery of the Preemptive Offer Acceptance Notice, at the same price, and on the same terms and conditions as the issuance and sale occurred.

      (g) Expiration. The rights granted under this Section 8 to the Holders of Series C Preferred Stock shall expire upon such time as the Holders of Series C Preferred Stock no longer beneficially own the Minimum Investment.

9.    CERTAIN COVENANTS

      (a) Merger, Consolidation, or Sale of Assets. If the Company (i) merges or consolidates with or into another corporation or limited liability company in which the Company is not the surviving entity and by which the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise or (ii) sells or transfers all or substantially all of the Company's properties and assets to any other Person, then, a provision shall be made so that, upon the basis and the terms and in the manner provided in this Certificate of Designation, the Holders of Series C Preferred Stock shall be entitled to receive the stock or other securities, cash or property which the Holders would have been entitled to receive upon such consummation if the Holders had converted the shares of Series C Preferred Stock for such shares of Class A Common Stock immediately prior thereto. If the per share consideration payable to the Holders in connection with any such event is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of this Certificate of Designation such that the Holders rights and interest in this Certificate of Designation shall be applicable after such event, to the greatest extent possible, in relation to any shares or other property deliverable after that event.

      (b) Transactions With Affiliates. Without the prior approval of the Holders, the Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction by the Company or such

            Subsidiary with an unrelated Person (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, such Affiliate Transaction or series of Affiliated Transactions has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction or series of Affiliated Transactions and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction or series of Affiliated Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any transaction approved by the Board of Directors, with an officer or director of the Company or of any of its Subsidiaries in his or her capacity as an officer or director entered into in the ordinary course of business; (2) transactions between or among the Company and/or its Subsidiaries; (3) payment of reasonable directors fees to the Board of Directors and of its Subsidiaries; (4) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Subsidiaries, as determined in good faith by the Board of Directors of the Company or of any such Subsidiary, to the extent the same are reasonable and customary; and (5) agreements in effect on the Issue Date and any modification thereto or any transaction contemplated thereby (including pursuant to any modification thereto) in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the Company in any material respect than the original agreement as in effect on the Issue Date, in each case, shall not be deemed to be Affiliate Transactions.

      (c) Reports. Whether or not required by the rules and regulations of the SEC, so long as any shares of Series C Preferred Stock are outstanding, the Company shall make available to the Holders, upon request, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries separate from the financial information and results of operations of the Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company certified independent accountants and
            (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company was required to file such reports, in each case within the time periods set forth in the SEC's rules and regulations. For purpose of this provision, posting such reports on EDGAR or on the Company's website shall constitute making such reports available to the Holders. The Company also agrees to provide the Holders with such additional information as the Holders may from time to time reasonably request.

      (d) Events of Default. The Company agrees that, so long as the Holders of Series C Preferred Stock beneficially own the Minimum Investment, the Company shall furnish to the Holders, as soon as possible and in any event within five Business Days of obtaining knowledge thereof, an officer's certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed violation, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect to notice:

            (i) of any condition or event that constitutes an event of default under the instruments governing the Company's outstanding debt with a principal amount in excess of $50,000,000;

            (ii) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that would be required to be disclosed in a current report filed by the Company with the SEC on Form 8-K (Items 1, 2, 4 and 5 of such Form as in effect on the date hereof); or

            (iii) of any condition or event which constitutes a Material Adverse
                  Effect.

      (e) No Poison Pills. Without the prior approval of the Holders, the Company shall not, so long as the Holders of Series C Preferred Stock beneficially own the Minimum Investment, create or adopt any shareholders rights plan or "poison pill", amend any of its organizational documents, or take any similar action that would prohibit or materially impede or materially delay the ability of the Holders and their Affiliates to acquire additional shares of Capital Stock, or to dispose of or sell such Capital Stock, in any manner permitted by this Certificate of Designation, the Warrant and the Stockholders Agreement; provided that, for avoidance of doubt, the foregoing shall not restrict the Company from (a) entering into loan agreements that contain customary covenants, including provisions permitting acceleration of the related indebtedness upon a change of control and (b) issuing debt securities or preferred stock that contain customary covenants, including change of control provisions.

      (f) Limitation on Issuance of Series C Preferred Stock. Without the prior approval of the Holders, the Company shall not issue any shares of Series C Preferred Stock to any Person other than the Infinity Media Corporation, a Delaware corporation, and its Affiliates.

10.   AMENDMENT.

            Notwithstanding anything to the contrary in the DGCL, subject to
      Section 9(a), neither this Certificate of Designation nor the Certificate of Incorporation shall be amended, altered or repealed (by merger, consolidation or otherwise) in any manner that would alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect the Holders thereof adversely without the affirmative vote of the Holders of Series C Preferred Stock voting separately as a class.

11.   EXCLUSION OF OTHER RIGHTS.

            Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time in accordance with the terms hereof) and in the Certificate of Incorporation.

12.   HEADINGS OF SECTIONS.

            The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                                                                       EXHIBIT A

                               NOTICE OF TRANSFER

      The undersigned, being the registered record holder of the Series C Convertible Preferred Stock (the "Series C Preferred Stock") of Spanish Broadcasting System, Inc. (the "Company") hereby gives the Company notice of a transfer of [number] outstanding shares of Series C Preferred Stock on [date] to [name of transferee] pursuant to Section 6(a) of the Certificate of Designation of the Series C Preferred Stock.

Dated: [five trading days prior to the date fixed for transfer]

________________________
Name

________________________
Address
________________________                       ________________________
Please print name and                          (Signature)
address, including zip
code number

Denominations:________

                                                                       EXHIBIT B

                       NOTICE TO EXERCISE CONVERSION RIGHT

      The undersigned, being the registered record holder of the Series C Convertible Preferred Stock (the "Series C Preferred Stock") of Spanish Broadcasting System, Inc. (the "Company") irrevocably exercises the right to convert ____________ outstanding shares of Series C Preferred Stock on ___________, ____, into shares of Class A Common Stock of the Company in accordance with the terms of the shares of Series C Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

Dated: [five trading days prior to the date fixed for conversion]

Fill in for registration of shares of
Class A Common Stock if to be issued
otherwise than to the registered holder:

________________________
Name

________________________
Address

________________________                       ________________________
Please print name and                          (Signature)
address, including zip
code number

Denominations:________